Exhibit 99.1
WHEELING-PITTSBURGH CORPORATION
Moderator: James Bradley
November 7, 2006
10:00 a.m. CT
Operator: Good day and welcome to today’s Wheeling-Pittsburgh Third Quarter Earnings Call. This call is being recorded.
For opening remarks and introductions, I would like to turn the call over to Mr. Dennis Halpin, Director of Investor Relations. Please go ahead, sir.
Dennis Halpin: Thank you, (Pamela) and good morning everyone. Welcome to Wheeling-Pittsburgh’s Conference Call and Web cast covering the 2006 third quarter results.
With me today from Wheeling-Pittsburgh with prepared remarks are Jim Bradley, Chairman and Chief Executive Officer; Paul Mooney, Executive Vice President and Chief Financial Officer; and Harry Page, President and Chief Operating Officer.
Before getting started, we ask that you take note of the cautionary language regarding forward-looking statements contained in this morning’s press release. The information contained in this filing as well as comments made during this call include forward-looking statements within the meaning of Section 27a of the Securities Act and Section 21e of the Securities Exchange Act.

In particular statements containing estimates or projections of future operating or financial performance are not historical facts and only represent a belief based on various assumptions, all of which are inherently uncertain.
Forward-looking statements reflect the current views of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in such statements.
I ask for your patience while I articulate a number of these, including among others, factors relating to the risk that the businesses of CSN Holdings and Wheeling-Pittsburgh will not be integrated successfully or such integration may be more difficult, time consuming or costly than expected.
The ability of CSN, CSN Holdings and Wheeling-Pittsburgh to realize the expected benefits from the proposed strategic alliance, including expected operating efficiencies, synergies, cost savings and increased productivity, as well as the timing of realization of any such expected benefits, lower than expected operating results for Wheeling-Pittsburgh for the remainder of 2006 or for the strategic alliance.
The risk of unexpected consequences resulting from the strategic alliance; the risk of labor disputes, including as a result of the proposed strategic alliance or the failure to reach a satisfactory collective bargaining with the production employees; the ability of the strategic alliance to operate successfully within a highly cyclical industry; the extent and timing of the entry of additional competition in the markets in which the strategic alliance will operate.
The risk of decreasing prices for the strategic alliance’s products; the risk of significant supply shortages and increases in the cost of raw materials, especially carbon slab supply and the impact of rising natural gas prices; rising worldwide transportation costs due to historically high and volatile oil prices; the ability of the strategic alliance to complete capital improvement projects as well as their cost and timing, including upgrade and expansion of Wheeling-Pittsburgh’s hot strip mill and construction of an additional galvanizing line. Increased competition from substitute materials, such as aluminum; changes in environmental and other laws and regulations to which the strategic alliance are subject; adverse changes in interest rates and other financial market conditions; failure of the convertible financing proposed to be provided by CSN to be converted to equity; changes in the United States trade policy and governmental actions with respect to imports particularly with respect to restrictions or tariffs on the importation of carbon slabs; and political, legal and economic conditions and developments in the United States and in foreign countries in which the strategic alliance will operate.
There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, and any changes in such assumptions or factors could cause actual results to differ materially from current expectations. CSN, CSN Holdings and Wheeling-Pittsburgh assume no duty to update the forward-looking statement.
Reference is made to a more complete discussion of these forward-looking comments or statements and applicable risks contained in CSN and Wheeling-Pittsburgh’s other filings with the SEC. For additional information regarding risks and uncertainties, please refer to the company’s most recent Form 10-K filed with the SEC.
In addition, please note that this conference call is open to the public and is being broadcast live both on our web site at www.wpsc.com as well as www.investorcalendar.com. It contains time-sensitive information and is being recorded for replay through November 13 by dialing 888-203-1112 or 719-457-0820 and using pass code 2966492. A copy of the press release issued this morning is also available on Wheeling-Pittsburgh’s web site.

Now for our prepared remarks, Jim will begin with an update on current developments regarding the CSN offer and hand the call over to Harry for comments on the company’s operational performance during this past quarter. Paul will then discuss the third quarter’s financial results as well as provide some guidance for the fourth quarter. Jim will then return with some closing comments. We’ll then take questions as time permits, and the operator will instruct you at that time on the procedure for asking questions.
With that having been said, I’d like to now turn the call over to Jim Bradley. Go ahead, Jim.
James Bradley: Thank you, Dennis. Good morning and welcome to everyone who has joined us today for Wheeling-Pittsburgh’s third quarter conference call.
In addition to Paul, Harry and myself, Steve Sorvold, our Vice President of Commercial, and Don Keaton, Vice President of Steel Manufacturing and Procurement, are also joining us on today’s call and are available for questions.
I am happy to report net income of $17 million or $1.15 per basic, $1.14 per diluted share for the third quarter on total sales of $482.7 million. We experienced solid pricing and demand for our products during the quarter, and our production was outstanding.
I would now like to recap recent developments regarding the enhanced proposal from CSN as well as our board’s rationale behind its view that CSN is our preferred strategic partner. The paramount focus of our board throughout this process has been to create shareholder value. Our board remains committed to that end and strongly believes that our definitive agreement with CSN provides the best short-term and long-term value for our shareholders.
The strategic advantages of an alliance with CSN under the terms that have been announced enhance our strengths and eliminate or greatly reduce our weaknesses. The enhancement which was announced yesterday provides our shareholders with an opportunity to realize significantly greater value. Enhancement is a result of listening and responding to our shareholders’ concerns.
The new proposal provides shareholders with an attractive cash alternative. Additionally our board is in active discussions with CSN about ways to allow existing Wheeling-Pitt shareholders an opportunity to participate in the economic upside of the shares underlying the $225 million convertible debt.
Basically, the enhanced proposal provides both the cash alternative for current Wheeling-Pittsburgh shareholders as well as potential for greater ability to take part in the future success of what will become a great steel company with a great plan and a great strategic partner.
Our definitive agreement with CSN not only addresses our need to access a guaranteed source of metallics. It diversifies our existing metallic streams, iron ore and scrap, to include slabs. Our agreement ensures an investment in walking beam furnace technology at our hot strip mill that will improve our energy efficiency while increasing our throughput.
Additionally, because of the alignment of our economic interests, CSN will continue to work with us to ensure continuous technology transfer between the two companies. CSN’s cold rolling and galvanizing facility in Terre Haute, Indiana, provides Wheeling-Pittsburgh with value add product capabilities not available at our existing finishing mills. And finally the new company will become the exclusive sales agent for all CSN products sold in the U.S. and Canada.
CSN brings clear strategic advantages to Wheeling-Pittsburgh that are contained in our signed agreement with CSN. Our slab supply, and I cannot stress this point enough — is what the major shareholders or economic interests are clearly aligned with those of all of our shareholders, not a competitor in the domestic steel market.

I continue to strongly believe that betting your company’s long-term future on a strictly commercial arrangement for slabs would be a major mistake. After an extensive and rigorous process, our board and management teams sees this as the most compelling way to build and deliver sustainable, long-term value while protecting current shareholder rights.
And it is important to add that in addition to ongoing discussions with CSN and shareholders surrounding CSN’s current offer, our board is continuing to be open to bona fide third party offers. In stark contrast to CSN’s specific and detailed merger agreement and subsequent enhancement, our board of directors and to our knowledge our shareholders have seen no bona fide revised proposal from (S-Mark) for them to evaluate.
Our Board feels that significant issues surrounding (S-Mark)’s original and more recent announcements must be clarified in order for shareholders to fully evaluate (S-Mark)’s proposal.
Now Harry will bring you up to date on our operations and market expectations. Harry?
Harry Page: Our steel operations turned in another very strong performance in the third quarter with all major units averaging 104 percent of planned production. Our steel making operations ran at 90 percent of capability and established a new quarterly record for liquid steel production at 707,000 tons.
The ability to utilize our steel-making flexibility and minimize costs continued to be advantageous during the quarter. With scrap prices at yearly highs in the third quarter, conventional blast furnace BOF steel making was more cost-effective than EAF based steel making and was thus maximized.

We’ve seen a shift in metallic pricing to lower-priced scrap and overall lower steel demand for the fourth quarter. This has led us to shift our production emphasis to EAF production, including the use of blast furnace hot metal in EAF. Since mid-October, approximately 80 percent of the EAF’s peaks have been produced with a hot metal charge of 60 tons out of a total metallic input of 290 tons.
The hot metal charging practice produces energy savings and allows us to use lower-cost scrap, which also produces cost savings. This process has been very successful and without incident. We believe we are charging more hot metal into the EAF than anyone else in the world.
The hot strip mill continues to perform well and very consistently. Purchase slab availability during the quarter was the only bottleneck to increased production. Continued success in utilizing the automatic roll changers has led the roll change delay rate now being under 5 percent, which was the original goal.
After operating for nine months in 2006, all major units have significantly exceeded 2005 production totals for the same period and have exceeded 2006 production plans. Some notable performances comparing nine months of 2006 with nine months of 2005 including blast furnace production being up 137,000 tons over the last year, a 17 percent increase; EAF production up 356,000 tons, a 52 percent increase; castor production up 217,000 tons, an 11 percent increase. Hot strip mill production is up a staggering 447,000 tons or 26 percent.
Allenport cold rolling production is up 122,000 tons, a 20 percent increase, and (Marxbury) galvanized production is up 85,000 tons, which is a 26 percent increase. It’s very obvious the effort of our operating groups have put forth, driving down delays and increasing equipment reliability, is producing huge production results.

At our Mountain State Carbon Coke Plant joint venture, the completion of the rebuild of our number eight coke battery has been extended due to brick delivery delays. At this time, 40 of 79 total ovens are online and operating as expected.
The brick supply delays, which were expressed as a concern in our last conference call, shifted total project completion from late November to late February and has resulted in $4.5 million of additional cost. All brick has been manufactured and is now in transit.
During the months of September and October, the carbon flat roll industry experienced a dramatic decline in the rate of incoming orders. Major contributors to this decline have been three factors.
Imports have been running at the highest rate since the year 2000, and in fact the import rate through September would translate on an annual basis to roughly 45 million tons this year.
Automotive build this year is projected to be off by 5 percent with essentially all of this decline in the last half of the year.
Housing starts have been in decline with September starts off 18 percent from September of ’05. Although service center shipment levels have been robust through September, these issues of imports, automotive and housing starts have combined to drive service center inventories about target levels. Carbon flat roll inventories at service centers were at 3.8 months’ supply at the end of September.
The impact of these market forces to Wheeling-Pittsburgh has been a reduction in backlog at this time to 30 percent below the levels at mid-year. We are expecting a decline in shipments in the fourth quarter of 25 percent as compared to the third quarter and a corresponding decline in our operating rates.

Running counter to this general commercial trend, our corrugating business has seen a modest increase in its backlog along with stable pricing and continues to be an increasing part of our product mix.
The reduction of flat roll imports in September along with fundamental strength in the general economy provides us with optimism that current commercial conditions will reverse in early 2007 and that 2007 will build into a strong year.
Now, I’ll turn it over to Paul, who will review the quarter’s results.
Paul Mooney: Thank you, Harry. I will continue to talk primarily about sequential comparisons and give as good a sense as possible of our results and the trends in our business.
Wheeling-Pittsburgh recorded third quarter 2006 net income of $17 million or $1.13 per diluted share versus net income for the second quarter of $9.3 million or 63 cents per diluted share for an improvement of $7.7 million or 51 cents per diluted share.
Our operating income for the third quarter of 2006 was $24.8 million consistent with earnings expectation provided in our second quarter conference call. Our third quarter shipments of 609,700 tons were down 8.7 percent from the 667,900 tons shipped in the second quarter of 2006.
Third quarter revenues of $483 million compared to second quarter revenues of $494 million. The third quarter includes $15.7 million, and the second quarter $15 million for coke sales to our joint venture partner. The average price per ton of steel shipped in the third quarter was $766 versus $717 per ton in the second quarter, a $49 per ton increase. Hot roll selling prices increased $53 per ton to $627 in the third quarter up from $574 in the second. Not all products share the same level of increase, however, which together with an overall lower value added product mix reduced the average increase to the $49 I mentioned.
Cost of sales for steel products in the third quarter were $679 per ton versus $651 in the second quarter. This increase of $28 per ton includes the higher cost product mix of $6 per ton. Our overall cost of metallics increased $17 per ton in the third quarter while our average purchase cost of scrap increased by $25 per ton.
When factored for our cold scrap-based production of 58 percent for the quarter, this translated to an increase of $15 per ton shipped. Big iron prices increased resulting in the majority of the additional $2 per ton increase in total cost of metallics. The cost of hot iron was unchanged.
Natural gas costs declined nearly $3 per MCF in the third quarter to $7.71 per MCF delivered resulting in a $13 per ton decrease per ton shipped. This was partially offset by climbing zinc costs that impacted our costs $5 per ton shipped and the final Mountain State Carbon demolition cost of $5 per ton shipped.
The majority of the remaining increase in cost of steel products can be attributed to higher costs for purchase slabs and slightly higher profit sharing and (viba) charges due to the higher profits. SG&A costs remained at higher levels during the quarter due to fees associated with the ongoing M&A activities and legal fees associated with coal supply.
As we look to the fourth quarter, we expect a declining market to reduce shipments significantly by approximately 25 percent or 152,000 tons. In contrast despite a reduction in hot rolled and other milled products’ selling prices, we expect to maintain overall price levels with about a $10 per ton higher average steel selling price primarily due to the stability of the corrugated market.

The shift in mix to higher value added sales impacts costs by approximately $22 per ton. We are expecting lower scrap and scrap substitute costs of about $15 per ton shipped partially offset by increases in hot metal costs due to high coke costs for a net metallic cost decrease of about $4 per ton shipped. Higher natural gas costs are expected to impact the fourth quarter by $6 per ton.
In total steel costs to sales on a per ton basis will increase by about $51 per ton with the remainder of the difference primarily due to fixed cost absorption levels related to the significant decrease in production. As a result, we expect to incur an operating loss in the fourth quarter. However, we do expect a positive EBITDA at this time.
Third quarter steel company CapEx totaled $7.4 million while Mountain State Carbon CapEx totaled $16.2 million. On September 30, 2006, we had $3.2 million in cash net of the amounts held by Mountain State Carbon and $110 million outstanding under our revolving credit facility.
At October 31st this amount had increased by $14 million to $124 million principally as a result of changes in working capital. At September 30th liquidity under our revolving credit facility was $33 million and was approximately $20 million at the end of October.
I would now like to hand the call back over to Jim Bradley.
James Bradley: Thanks, Paul. Before we move to the question and answer period, I wanted to say unequivocally that I am confident that Wheeling-Pittsburgh’s board of directors has done an outstanding job throughout the process of evaluating potential strategic options for Wheeling-Pittsburgh Steel.
Details of that process were filed in an 8-K yesterday and are available to the public. I urge everyone to review that document, which provides a very thorough review of an exhaustive and thorough process. Receipt of the revised proposal from CSN that was announced yesterday is particularly gratifying to our board, which continues to evaluate all opportunities for enhancing shareholder value.
While the process remains ongoing, I am convinced that our board should be elected in the upcoming annual shareholders’ meeting in order to help ensure the best possible outcome for all shareholders. Thank you and I think we’re going to open it up for questions.
Operator: Thank you, sir. For those of you who have a question, please press star one on your touch-tone phone and your questions will be answered in the order that they are received. If you are using a speakerphone, you must pick up your handset before pressing star one to register for a question. If at any time your question has already been answered, please press star two to remove yourself from the question line up. Please allow one moment for the first question.
Sir, our first question comes from Mr. Mark Parr of Key Banc. Please proceed with your question, sir.
Mark Parr: Thanks very much. Good morning.
James Bradley: Good morning, Mark.
Mark Parr: Can you hear me OK?
James Bradley: Yes.
Mark Parr: OK, I’m calling on a mobile phone, so I apologize for any audio issues. Jim, one of things that I’m a little curious about relates to the magnitude of your anticipated volume decline for the fourth quarter. What would you attribute, again, I know this may be difficult and may be something

Steve might want to address, but why is the decline that you’re expecting so much greater than other inputs we’ve getting from other mills and other companies?
James Bradley: Yes, Steve, go ahead.
Steve Sorvold: Hi, Mark.
Mark Parr: Hey, Steve. How are you doing?
Steve Sorvold: Good. I think that’s predominantly because in our non-corrugated business our steel side business as we refer to it is our current strong position in the spot market. I think that if we were to have had more contract business in that area, the decline would not have been as severe.
By the same token, in strong steel markets, frankly, the spot market over the last, you know, cycle has proven to be more profitable to us.
Mark Parr: OK, so basically it’s a mix issue, and about what percent of your steel side is contracts versus spot say in the third quarter?
Steve Sorvold: Our steel side contract business is under 20 percent.
Mark Parr: OK, terrific. If I could ask a follow up with Paul, Paul, could you go through the assumptions that you’re using to take you to an operating loss from 3Q to 4Q. I got some of them, but I didn’t get all of them.
Paul Mooney: I think at the highest level, Mark, it’s the volume that you just touched on, you know, 152,000 less shipped tons is a big part of it. And then the sales price offsets that somewhat, the expectation that our average selling price will increase by about $10, but our cost is going up $51 a ton or thereabouts.
And the big drivers on that as I rattled off, you know, the mix change is 22 of the 51 because we’re shipping a higher percentage of corrugated and value added products as the volume on the steel side comes down.
The metallic cost overall is dropping about four bucks. Gas is increasing about $6, some of that on a per ton basis. Some of that is actual increase in MCF costs, but only about 40 cents of it. So about half of it is really the lower volume having a higher impact on a per ton basis for the gas.
And then the big hitter is over $30 a ton of volume fixed cost absorption impact, so that gets you into about a $51 a ton decrease — or increase — I beg your pardon — in costs of sales.
Mark Parr: OK, and can you talk a little bit about the difference in profitability between the steel side and the corrugating side just on general terms?
Paul Mooney: On general terms certainly. The corrugating business tends to be our highest profitability product line. There are product lines as you’re aware within that which vary somewhat widely.
We include HVAC in that product line, and HVAC is much more market sensitive, hot roll price sensitive than the, for example, the building products line as well as the construction product line.
Just to refresh, the building product line is the buildings that you typically see when you’re driving down the highway larger than a shed but smaller than a typical barn, steel white roof, and then the construction products are the corrugated products that go into a roof of, for example, a Wal-Mart or a Lowe’s, that kind of product.

So those have higher value because they’re much more engineered. They’re not sold strictly on a per ton basis. They’re sold on a quote basis, and so they are less sensitive to the changes in hot roll selling prices, and at this point as we’ve indicated, the demands have remained pretty stable in this area.
Mark Parr: OK, terrific. If I could ask one last question.
Paul Mooney: Sure.
Mark Parr: Related to the revised CSN offer, could you give us some additional color on the assumptions and the thought process that went into, you know, basically a four-year pull it option and also, you know, how you got the four years and how you got to a $30 number or how they did.
Paul Mooney: I guess I’ll take a shot and Jim can amplify, but you know, I think that fundamentally CSN wanted to send a very strong message to the market that they believe in the combined earnings power of these companies, and so they’re saying that, you know, that we put these two companies together.
We expect these shares to be worth $30 out there into the future, and if you don’t believe that, you don’t have to take the A shares in total. You can take these B shares and get $30 in four years. I think that was the fundamental driver of the way they went after the offer.
And this, Mark, was a function of meetings that we have held over the last couple of weeks with a number of shareholders to understand what, you know, what their concerns and desires were. I leave it to Jim to ...

James Bradley: I think that’s exactly right, but I also believe that it gives the shareholders some degree of optionality depending on their view of the steel world going forward. Actually gives them the ability to hang in there.
There’s also a plan to allow shareholders to participate in the up side as the A shares would do if there was up side beyond that. So I think it provides a nice degree of optionality for shareholders’ election.
Mark Parr: All right. Terrific. I’ll get back in line, but thanks for all that additional help. Really appreciate it and congratulations on a great third quarter.
Paul Mooney: Thank you, Mark.
James Bradley: Thank you, Mark.
Operator: Thank you, Mr. Parr. We’d like to give everyone an opportunity to ask a question, so just press star one on your keypad to ask a question today. Our next question comes once again from Mr. Mark Parr of Key Bank. Please proceed with your question, sir.
Mark Parr: Well, that was quick.
James Bradley: I wouldn’t know what to do without you, Mark.
Mark Parr: I wanted to try to get a little more on this CSN and the (S-Mark) situation. One of the questions, I guess one of the things that happened, you know, the market reaction to that revised CSN offer was very subdued, and I think in a very strong market yesterday the stock actually sold off a bit, and I was wondering what your take was on that sell off.

I can see that you guys really believe that this enhancement on the part of CSN is very significant and meaningful, but the market for whatever reason shows not to acknowledge that. You know, how do your reconcile that differential?
James Bradley: Mark, I’m not sure I can. You know, obviously we think it’s an enhanced proposal. I think it is in fact an enhanced proposal, but you know, relative to the reaction of the market, I don’t think I’m capable of commenting on it or, you know, making any meaningful comment.
Mark Parr: OK, one other thing. Do you expect any formal response on the part of some of the larger shareholders, you know, to this CSN situation?
Dennis Halpin: You know, we have and we will continue to have meaningful dialog with our shareholders, and so to the degree that we make ourselves available to them and to be able to answer their questions and concerns, we’re going to continue to do that right up to the shareholder meeting and obviously hopefully beyond that.
So whether they become public with any of their thoughts and comments is up to them, not me, but I did want to reiterate that we have had and will continue to have a very good dialog with our shareholders.
Mark Parr: OK, all right. Terrific. Hey, thanks again, Jim.
James Bradley: Thank you.
Operator: There appears to be no questions at this time. I’d like to turn the call back over to you with the closing statements.

James Bradley: Well, we thank everybody for their interest in the company today, and we look forward to the future conference calls. Thank you very much.
Operator: This concludes the Wheeling-Pittsburgh Corporation Third Quarter Earnings Conference Call. Thank you, everyone, for joining. You may now disconnect.
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